UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:  333-120967

Blue Water Ventures International, Inc.
(Exact name of registrant as specified in its charter)

1765 Country Walk Drive, Fleming Island, FL 32003 – (904) 215-7601
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common
______________________________________________________________________________________
(Title of each class of securities covered by this Form)

None
_______________________________________________________________________________________
(Title of all other classes of securities for which a duty to file reports under section 13(a) of 15((d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate of suspend the duty to file reports:

Rule 12g-4(a)(1)                  [ X ]
Rule 12g-4(a)(2)                  [ X ]
Rule 12h-3(b)(1)(i)              [     ]
Rule 12h-3(a)(1)(ii)             [     ]
Rule 15d-6                           [     ]

Approximate number of holders of record as of the certification or notice date:    223

Pursuant to the requirements of the Securities Exchange Act of 1934 Blue Water Ventures International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                Date: June 5, 2014                                                                                                                   By:  /s/ W. Keith Webb
                                                                                          W. Keith Webb, President